June 30, 2016

Nuveen Investment Trust

333 West Wacker Drive

Chicago, Illinois 60606-1286

Chapman and Cutler LLP

111 W. Monroe Street

Chicago, IL 60603

Re:	Nuveen Investment Trust

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Nuveen Investment Trust (the “Trust”) on behalf of its series Nuveen NWQ Small/Mid-Cap Value Fund, Nuveen Concentrated Core Fund, Nuveen Large Cap Core Fund, Nuveen Large Cap Growth Fund and Nuveen Large Cap Value Fund (each, a “Fund”) in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A, to be filed with the Securities and Exchange Commission on or about June 30, 2016 (as proposed to be amended, the “Registration Statement”) with respect to each Fund’s Class R6 shares of beneficial interest, par value $.01 per share (collectively, the “Shares”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of such Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) a copy, as filed with the Secretary of the Commonwealth of Massachusetts, of the Declaration of Trust dated May 6, 1996 (the “Declaration”);

(c) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on February 27, 2015, of the Trust’s Amended Designation of Series, effective as of February 27, 2015, and a copy, as filed with the Secretary of the Commonwealth of Massachusetts on November 19, 2012, of the Trust’s Amended Designation of Classes effective as of November 14, 2012 (the “Designations”);

Nuveen Investment Trust

Chapman and Cutler LLP

June 30, 2016

(d) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designations, By-Laws, and certain resolutions adopted by the Trustees of the Trust at a meeting held on April 12-13, 2016 (the “Resolutions”); and

(e) a draft received on June 28, 2016 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above. We have also assumed that the Trust’s Declaration, Designations, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration, Designations or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for

Nuveen Investment Trust

Chapman and Cutler LLP

June 30, 2016

the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Trust.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Trust has been duly formed and is existing under the Trust’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2. The Shares, when issued and sold in accordance with the Resolutions and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as described in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP